EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS, INC. ANNOUNCES TRADING SYMBOL CHANGE

Hackensack, NJ – July 25, 2008 - Caprius, Inc. announced today that effective with the open of business on Monday, July 28, 2008, the Company’s current OTCBB trading symbol for our Common Stock of CAPS will be officially changed to CAPI.  This symbol change is at the discretion of NASDAQ and will be formally announced on today’s OTCBB Daily List on their website, www.otcbb.com.  Brokerage firms and vendors will also be informed of the change via the OTCBB Daily.  The change in the trading symbol should not affect the trading in or the clearing of transactions in our Common Stock.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc.  The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly.  The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

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Contacts:

Beverly Tkaczenko Caprius, Inc. Tel: 201-342-0900, ext. 307 Email: beverlyt@caprius.com	Larry Kaplan Barry Kaplan Associates Tel: 732-747-0702 Email: smallkap@aol.com